Exhibit 99.1

For Immediate Release	Contact: Jenny Fouracre-Petko Investor Relations (734) 930-3620

Domino’s Pizza® Announces First Quarter 2022 Financial Results

Global retail sales growth (excluding foreign currency impact) of 3.6%

U.S. same store sales decline of 3.6%

International same store sales growth (excluding foreign currency impact) of 1.2%

Global net store growth of 213

Diluted EPS down 16.7% to $2.50

ANN ARBOR, Michigan, April 28, 2022: Domino’s Pizza, Inc. (NYSE: DPZ), the largest pizza company in the world, announced results for the first quarter of 2022. Global retail sales increased 3.6% in the first quarter of 2022, excluding the negative impact of foreign currency. Without adjusting for the impact of foreign currency, global retail sales increased 0.3% in the first quarter of 2022.

U.S. same store sales declined 3.6% during the first quarter of 2022. International same store sales (excluding foreign currency impact) increased 1.2% during the first quarter of 2022, marking the 113th consecutive quarter of international same store sales growth. The Company had first quarter global net store growth of 213 stores, comprised of 37 net U.S. store openings and 176 net international store openings. Diluted EPS for the first quarter of 2022 was $2.50, a decrease of 16.7% from the prior year quarter.

Subsequent to the end of the first quarter of 2022, on April 26, 2022, the Company’s Board of Directors declared a $1.10 per share quarterly dividend on its outstanding common stock for shareholders of record as of June 15, 2022 to be paid on June 30, 2022.

“We faced a number of headwinds during the first quarter, from the Omicron surge, to staffing shortages, to unprecedented inflation, which pressured our results. We are actively implementing strategies designed to address them; however, we expect some of these headwinds are likely to persist further into 2022,” said Ritch Allison, Domino’s Chief Executive Officer. “The strength of the Domino’s brand is not defined in the short term, but instead by our outstanding long-term track record and the ongoing commitment of our team members and franchisees, as evidenced by continued strong store growth, including the opening of our 19,000th global store during the quarter. As I hand the leadership of the Company over to Russell Weiner on May 1, I do so with great confidence that he and our talented team will take this great global brand to the next level in the years to come.”

First Quarter Highlights (Unaudited):

(in millions, except share and per share data)	First Quarter of 2022	First Quarter of 2021
Net income	$91.0	$117.8
Weighted average diluted shares	36,435,038	39,208,383
Diluted EPS	$2.50	$3.00

•
Revenues increased $27.5 million, or 2.8%, in the first quarter of 2022 as compared to the first quarter of 2021, primarily due to higher supply chain revenues attributable to increases in our market basket pricing to stores. Our market basket pricing to stores increased 11.9% during the first quarter of 2022. International franchise revenues also increased due to international retail sales growth, but were negatively impacted by approximately $4.3 million resulting from changes in foreign currency exchange rates. These increases were partially offset by lower U.S. stores revenues due to a 1.4% decline in U.S. retail sales.

•
Net Income decreased $26.8 million, or 22.8%, in the first quarter of 2022 as compared to the first quarter of 2021. This decrease was primarily driven by lower income from operations of $22.0 million resulting from lower U.S. Company-owned store and supply chain operating margins and higher general and administrative expenses. The decrease in net income was also due to higher net interest expense of $7.4 million due to a higher average debt balance resulting from the Company’s recapitalization transaction completed in April 2021, as well as lower other income of $2.5 million resulting from the unrealized gain recorded on the Company’s investment in DPC Dash Ltd in the first quarter of 2021. These decreases in net income were partially offset by a decrease in the provision for income taxes of $5.1 million in the first quarter of 2022 due to a decrease in income before provision for income taxes. The effective tax rate increased to 22.7% during the first quarter of 2022 as compared to 21.3% in the first quarter of 2021, driven in part by a 0.5 percentage point change in the impact of excess tax benefits from equity-based compensation, which are recorded as a reduction to the income tax provision.

•
Diluted EPS was $2.50 in the first quarter of 2022 versus $3.00 in the first quarter of 2021, representing a $0.50, or 16.7%, decrease from the prior year quarter. The decrease in diluted EPS was driven by lower net income in the first quarter of 2022 as compared to the prior year quarter and was partially offset by a lower weighted average diluted share count, resulting from the Company’s share repurchases during the trailing four quarters.

The tables below outline certain statistical measures utilized by the Company to analyze its performance (unaudited). Refer to Comments on Regulation G below for additional details.

	First Quarter of 2022	First Quarter of 2021	First Quarter of 2020
Same store sales growth: (versus prior year period)
U.S. Company-owned stores (1)	(10.5)%	+ 6.3%	+ 3.9%
U.S. franchise stores (1)	(3.2)%	+ 13.9%	+ 1.5%
U.S. stores	(3.6)%	+ 13.4%	+ 1.6%
International stores (excluding foreign currency impact)	+ 1.2%	+ 11.8%	+ 1.5%

Global retail sales growth: (versus prior year period)
U.S. stores	(1.4)%	+ 15.3%	+ 4.9%
International stores	+ 2.0%	+ 18.0%	+ 3.9%
Total	+ 0.3%	+ 16.7%	+ 4.4%

Global retail sales growth: (versus prior year period, excluding foreign currency impact)
U.S. stores	(1.4)%	+ 15.3%	+ 4.9%
International stores	+ 8.4%	+ 12.8%	+ 6.8%
Total	+ 3.6%	+ 14.0%	+ 5.9%

(1) During the first quarter of 2022, the Company purchased 23 U.S. franchised stores from certain existing U.S. franchisees. The same store sales growth for these stores is reflected in U.S. Company-owned stores in the first quarter of 2022.

	U.S. Company- owned Stores	U.S. Franchise Stores	Total U.S. Stores	International Stores	Total
Store counts:
Store count at January 2, 2022	375	6,185	6,560	12,288	18,848
Openings	2	38	40	217	257
Closings (1)	—	(3)	(3)	(41)	(44)
Transfers (2)	23	(23)	—	—	—
Store count at March 27, 2022	400	6,197	6,597	12,464	19,061
First quarter 2022 net store growth	2	35	37	176	213
Trailing four quarters net store growth	13	193	206	1,036	1,242

(1) Temporary store closures are not treated as store closures and affected stores are included in the ending store count. Based on information reported to the Company by its master franchisees, the Company estimates that as of March 27, 2022, there were approximately 200 international stores temporarily closed.

(2) Net store growth does not include the effect of transfers. During the first quarter of 2022, the Company purchased 23 U.S. franchised stores from certain existing U.S. franchisees.

Share Repurchases

During the first quarter of 2022, the Company repurchased and retired 100,810 shares of common stock for a total of $47.7 million. As of March 27, 2022, the Company had a total remaining authorized amount for share repurchases of $656.4 million.

Liquidity

As of March 27, 2022, the Company had approximately:

•
$165.0 million of unrestricted cash and cash equivalents;
•
$5.06 billion in total debt; and
•
$155.8 million of available borrowing capacity under its 2021 variable funding notes, net of letters of credit issued of $44.2 million.

Net cash provided by operating activities was $78.8 million during the first quarter of 2022. The Company invested $12.5 million in capital expenditures during the first quarter of 2022. Free cash flow, as reconciled below to net cash provided by operating activities, as determined under accounting principles generally accepted in the United States of America (“GAAP”), was approximately $66.3 million during the first quarter of 2022 (refer to Comments on Regulation G below for additional details).

(in thousands)	First Quarter of 2022
Net cash provided by operating activities	$78,789
Capital expenditures	(12,454)
Free cash flow	$66,335

Comments on Regulation G

In addition to the GAAP financial measures set forth in this press release, the Company has included non-GAAP financial measures within the meaning of Regulation G, including free cash flow metrics. The Company has also included metrics such as global retail sales, global retail sales growth, global retail sales growth, excluding foreign currency impact and same store sales growth, which are commonly used statistical measures in the quick-service restaurant industry that are important to understanding Company performance.

The Company uses “Global retail sales” to refer to total worldwide retail sales at Company-owned and franchise stores. The Company believes global retail sales information is useful in analyzing revenues because franchisees pay royalties and advertising fees that are based on a percentage of franchise retail sales. The Company reviews comparable industry global retail sales information to assess business trends and to track the growth of the Domino’s Pizza brand. In addition, supply chain revenues are directly impacted by changes in franchise retail sales. Retail sales for franchise stores are reported to the Company by its franchisees and are not included in Company revenues. “Global retail sales growth” is calculated as the change of U.S. Dollar global retail sales against the comparable period of the prior year. “Global retail sales growth, excluding foreign currency impact” is calculated as the change of international local currency global retail sales against the comparable period of the prior year.

The Company uses “Same store sales growth,” which is calculated by including only sales from stores that also had sales in the comparable weeks of both years. International same store sales growth is calculated similarly to U.S. same store sales growth. Changes in international same store sales are reported excluding foreign currency impacts, which reflect changes in international local currency sales.

The Company uses “Free cash flow,” which is calculated as net cash provided by operating activities, less capital expenditures, both as reported under GAAP. The Company believes that the free cash flow measure is important to investors and other interested persons, and that such persons benefit from having a measure which communicates how much cash flow is available for working capital needs or to be used for repurchasing debt, making acquisitions, repurchasing common stock or paying dividends.

Conference Call Information

The Company will file its Quarterly Report on Form 10-Q this morning. As previously announced, Domino’s Pizza, Inc. will hold a conference call today at 10 a.m. (Eastern) to review its first quarter 2022 financial results. The call can be accessed by dialing (866) 470-5929 (U.S./Canada) or (409) 217-8311 (International). Ask for the Domino’s Pizza conference call, ID 7971407. The call will also be webcast, and will be archived for one year, on ir.dominos.com.

About Domino’s Pizza®

Founded in 1960, Domino’s Pizza is the largest pizza company in the world, with a significant business in both delivery and carryout pizza. It ranks among the world’s top public restaurant brands with a global enterprise of more than 19,000 stores in over 90 markets. Domino’s had global retail sales of nearly $17.8 billion in 2021, with over $8.6 billion in the U.S. and over $9.1 billion internationally. In the first quarter of 2022, Domino’s had global retail sales of over $4.0 billion, with over $1.9 billion in the U.S. and nearly $2.1 billion internationally. Its system is comprised of independent franchise owners who accounted for 98% of Domino’s stores as of the end of the first quarter of 2022. Emphasis on technology innovation helped Domino’s achieve more than half of all global retail sales in 2021 from digital channels. In the U.S., Domino’s generated more than 75% of U.S. retail sales in 2021 via digital channels and has developed several innovative ordering platforms, including those for Google Home, Facebook Messenger, Apple Watch, Amazon Echo, Twitter and more. In 2019, Domino’s announced a partnership with Nuro to further its exploration and testing of autonomous pizza delivery. In mid-2020, Domino’s launched a new way to order contactless carryout nationwide – via Domino’s Carside Delivery®, which customers can choose when placing a prepaid online order.

Order – dominos.com

Company Info – biz.dominos.com

Media Assets – media.dominos.com

Please visit our Investor Relations website at ir.dominos.com to view news, announcements, earnings releases, investor presentations and conference webcasts.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995:

This press release contains various forward-looking statements about the Company within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Act”) that are based on current management expectations that involve substantial risks and uncertainties which could cause actual results to differ materially from the results expressed in, or implied by, these forward-looking statements. The following cautionary statements are being made pursuant to the provisions of the Act and with the intention of obtaining the benefits of the “safe harbor” provisions of the Act. You can identify forward-looking statements by the use of words such as “anticipates,” “believes,” “could,” “should,” “estimates,” “expects,” “intends,” “may,” “will,” “plans,” “predicts,” “projects,” “seeks,” “approximately,” “potential,” “outlook” and similar terms and phrases that concern our strategy, plans or intentions, including references to assumptions. These forward-looking statements address various matters including information concerning future results of operations and business strategy, our anticipated profitability, estimates in same store sales growth, the growth of our U.S. and international business, our ability to service our indebtedness, our future cash flows, our operating performance, trends in our business and other descriptions of future events reflect the Company’s expectations based upon currently available information and data. While we believe these expectations and projections are based on reasonable assumptions, such forward-looking statements are inherently subject to risks, uncertainties and assumptions. Important factors that could cause actual results to differ materially from our expectations are more fully described in our filings with the Securities and Exchange Commission, including under the section headed “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended January 2, 2022. Actual results may differ materially from those expressed or implied in the forward-looking statements as a result of various factors, including but not limited to: our substantial increased indebtedness as a result of our recapitalization transactions and our ability to incur additional indebtedness or refinance or renegotiate key terms of that indebtedness in the future; the impact a downgrade in our credit rating may have on our business, financial condition and results of operations; our future financial performance and our ability to pay principal and interest on our indebtedness; our ability to manage difficulties associated with or related to the ongoing COVID-19 pandemic and the effects of COVID-19 and related regulations and policies on our business and supply chain, including impacts on the availability of labor; labor shortages or changes in operating expenses resulting from changes in prices of food (particularly cheese), fuel and other commodity costs, labor, utilities, insurance, employee benefits and other operating costs; the effectiveness of our advertising, operations and promotional initiatives; shortages, interruptions or disruptions in the supply or delivery of fresh food products and store equipment; the strength of our brand, including our ability to compete in the U.S. and internationally in our intensely competitive industry, including the food service and food delivery markets; the impact of social media and other consumer-oriented technologies on our business, brand and reputation; the impact of new or improved technologies and alternative methods of delivery on consumer behavior; new product, digital ordering and concept developments by us, and other food-industry competitors; our ability to maintain good relationships with and attract new franchisees, and franchisees’ ability to successfully manage their operations without negatively impacting our royalty payments and fees or our brand’s reputation; our ability to successfully implement cost-saving strategies; our ability and that of our franchisees to successfully operate in the current and future credit environment; changes in the level of consumer spending given general economic conditions, including interest rates, energy prices and consumer confidence; our ability and that of our franchisees to open new restaurants and keep existing restaurants in operation; the impact that widespread illness, health epidemics or general health concerns, severe weather conditions and natural disasters may have on our business and the economies of the countries where we operate; changes in foreign currency exchange rates; changes in income tax rates; our ability to retain or replace our executive officers and other key members of management and our ability to adequately staff our stores and supply chain centers with qualified personnel; our ability to find and/or retain suitable real estate for our stores and supply chain centers; changes in government legislation and regulations, including changes in laws and regulations regarding information privacy, payment methods and consumer protection and social media; adverse legal judgments or settlements; food-borne illness or contamination of products or food tampering; data breaches, power loss, technological failures, user error or other cyber risks threatening us or our franchisees; the impact that environmental, social and governance matters may have on our business and reputation; the effect of war, terrorism, catastrophic events or climate change; our ability to pay dividends and repurchase shares; changes in consumer tastes, spending and traffic patterns and demographic trends; actions by activist investors; changes in accounting policies; and adequacy of our insurance coverage. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this press release might not occur. All forward-looking statements speak only as of the date of this press release and should be evaluated with an understanding of their inherent uncertainty. Except as required under federal securities laws and the rules and regulations of the Securities and Exchange Commission, or other applicable law, we will not undertake, and specifically disclaim, any obligation to publicly update or revise any forward-looking statements to reflect events or circumstances arising after the date of this press release, whether as a result of new information, future events or otherwise. You are cautioned not to place undue reliance on the forward-looking statements included in this press release or that may be made elsewhere from time to time by, or on behalf of, us. All forward-looking statements attributable to us are expressly qualified by these cautionary statements.

TABLES TO FOLLOW

Domino’s Pizza, Inc. and Subsidiaries

Condensed Consolidated Statements of Income

(Unaudited)

	Fiscal Quarter Ended
	March 27, 2022	% of Total Revenues	March 28, 2021	% of Total Revenues
(In thousands, except per share data)
Revenues:
U.S. Company-owned stores	$103,895		$112,744
U.S. franchise royalties and fees	122,285		124,486
Supply chain	609,547		568,338
International franchise royalties and fees	68,833		66,770
U.S. franchise advertising	106,589		111,360
Total revenues	1,011,149	100.0%	983,698	100.0%
Cost of sales:
U.S. Company-owned stores	87,375		85,742
Supply chain	555,150		508,805
Total cost of sales	642,525	63.5%	594,547	60.4%
Operating margin	368,624	36.5%	389,151	39.6%
General and administrative	97,494	9.7%	91,253	9.3%
U.S. franchise advertising	106,589	10.5%	111,360	11.3%
Income from operations	164,541	16.3%	186,538	19.0%
Other income	—	0.0%	2,500	0.2%
Interest expense, net	(46,823)	(4.7)%	(39,400)	(4.0)%
Income before provision for income taxes	117,718	11.6%	149,638	15.2%
Provision for income taxes	26,754	2.6%	31,877	3.2%
Net income	$90,964	9.0%	$117,761	12.0%
Earnings per share:
Common stock – diluted	$2.50		$3.00

Domino’s Pizza, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(Unaudited)

	March 27, 2022	January 2, 2022
(In thousands)
Assets
Current assets:
Cash and cash equivalents	$164,962	$148,160
Restricted cash and cash equivalents	168,241	180,579
Accounts receivable, net	246,978	255,327
Inventories	77,711	68,328
Prepaid expenses and other	27,857	27,242
Advertising fund assets, restricted	175,488	180,904
Total current assets	861,237	860,540
Property, plant and equipment, net	319,647	324,065
Operating lease right-of-use assets	209,099	210,702
Investments	125,840	125,840
Other assets	158,199	150,669
Total assets	$1,674,022	$1,671,816
Liabilities and stockholders’ deficit
Current liabilities:
Current portion of long-term debt	$55,632	$55,588
Accounts payable	92,353	91,547
Operating lease liabilities	37,384	37,155
Advertising fund liabilities	168,161	173,737
Other accrued liabilities	241,294	232,714
Total current liabilities	594,824	590,741
Long-term liabilities:
Long-term debt, less current portion	5,002,092	5,014,638
Operating lease liabilities	182,369	184,471
Other accrued liabilities	93,379	91,502
Total long-term liabilities	5,277,840	5,290,611
Total stockholders’ deficit	(4,198,642)	(4,209,536)
Total liabilities and stockholders’ deficit	$1,674,022	$1,671,816

Domino’s Pizza, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	Fiscal Quarter Ended
	March 27, 2022	March 28, 2021
(In thousands)
Cash flows from operating activities:
Net income	$90,964	$117,761
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	18,976	16,465
Loss on sale/disposal of assets	195	161
Amortization of debt issuance costs	1,319	1,203
Provision for deferred income taxes	1,319	1,578
Non-cash compensation expense	7,265	5,204
Excess tax benefits from equity-based compensation	(86)	(914)
Provision for losses on accounts and notes receivable	1,462	180
Unrealized gain on investments	—	(2,500)
Changes in operating assets and liabilities	(34,718)	(1,634)
Changes in advertising fund assets and liabilities, restricted	(7,907)	15,347
Net cash provided by operating activities	78,789	152,851
Cash flows from investing activities:
Capital expenditures	(12,454)	(16,561)
Purchase of investments	—	(40,000)
Purchase of franchise operations and other assets	(6,814)	—
Other	(1,368)	121
Net cash used in investing activities	(20,636)	(56,440)
Cash flows from financing activities:
Repayments of long-term debt and finance lease obligations	(13,861)	(704)
Proceeds from exercise of stock options	266	3,693
Purchases of common stock	(47,661)	(25,000)
Tax payments for restricted stock upon vesting	(789)	(1,044)
Payments of common stock dividends and equivalents	(51)	(64)
Net cash used in financing activities	(62,096)	(23,119)
Effect of exchange rate changes on cash	374	161
Change in cash and cash equivalents, restricted cash and cash equivalents	(3,569)	73,453

Cash and cash equivalents, beginning of period	148,160	168,821
Restricted cash and cash equivalents, beginning of period	180,579	217,453
Cash and cash equivalents included in advertising fund assets, restricted, beginning of period	161,741	115,872
Cash and cash equivalents, restricted cash and cash equivalents and cash and cash equivalents included in advertising fund assets, restricted, beginning of period	490,480	502,146

Cash and cash equivalents, end of period	164,962	267,719
Restricted cash and cash equivalents, end of period	168,241	176,029
Cash and cash equivalents included in advertising fund assets, restricted, end of period	153,708	131,851
Cash and cash equivalents, restricted cash and cash equivalents and cash and cash equivalents included in advertising fund assets, restricted, end of period	$486,911	$575,599

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